INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration
Statement No. 333-108093 of Oppenheimer Principal Protected Trust II on Form
N-1A of our report dated October 27, 2003 appearing in the Statement of
Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Independent Auditors" in the Statement of Additional Information.

We also consent to the incorporation by reference in this Pre-Effective
Amendment No. 1 to Registration Statement No. 333-108093 of Oppenheimer
Principal Protected Trust II on Form N-1A of our report on the Oppenheimer
Main Street Fund dated September 22, 2003 appearing in the Oppenheimer Main
Street Fund's Annual Report to Shareholders for the year ended August 31,
2003, in the Statement of Additional Information which is part of such
Registration Statement.

/s/ Deloitte & Touche LLP
-----------------------------
Deloitte & Touche LLP

Denver, Colorado
November 4, 2003